Exhibit 10.1

September 16, 2022

Crestline Assurance Holdings LLC

c/o John S. Cochran, Vice President

201 Main Street, Suite 1900

Fort Worth, TX 76102

Re: Midwest Holding Inc.

Dear John:

We are writing in reference to the Stockholders Agreement (“Agreement”) entered into as of April 24, 2020 by and among Midwest Holding Inc., now a Delaware corporation (the “Company”); Crestline Assurance Holdings LLC, a Delaware limited liability company (“Crestline”); Xenith Holdings LLC, a Delaware limited liability company; Vespoint LLC, a Delaware limited liability company; Michael Minnich, an individual; and A. Michael Salem, an individual. Terms used herein and not defined shall have the meaning set forth in the Agreement.

This letter memorializes the understanding of the Company and Crestline as a result of discussions between Crestline’s CEO, Doug Bratton, and the Company’s Board Chair, John Hompe:

1.      By the terms of Section 2.1 of the Agreement, for so long as Crestline and its Affiliates own at least 10% of the Company’s outstanding shares, Crestline is entitled to name an individual (the “Crestline Designated Director”) to be elected to the Company Board and the Board of the Company’s Affiliate, American Life & Security Corp. (“ALSC”) – Doug currently serves in that capacity.

2.      By the terms of Section 3.3 of the Agreement, for so long as Crestline has the right to name the Crestline Designated Director, the Company is obligated to permit and invite a person designated by Crestline (the “Observer”) to attend all meetings of the Company Board, the ALSC Board and their respective committees – you currently serve in that capacity.

3.      In light of the recent launch of CL Life and Annuity Insurance Company, the parties have determined that it is in the best interests of Crestline, the Company, ALSC, Doug and you that, effective immediately, both Doug and you resign from all current positions with the Company and ALSC. The parties agree that your resignations do not constitute a permanent waiver of Crestline’s rights under the Agreement to appoint a Crestline Designated Director and an Observer; instead, Crestline is voluntarily choosing not to exercise them at this time as set forth herein. The parties also acknowledge that, without further agreement in writing between Crestline and the Company, neither the Company, the Company Board nor the ALSC Board will fill the respective positions vacated by Doug.

2900 S. 70th St., STE 400	T: 402-489-8266
Lincoln, NE 68506	www.midwestholding.com

By signing below, Crestline is acknowledging that, effective immediately, it has agreed for Doug Bratton and John Cochran to resign from their roles as Crestline Designated Director and Observer, respectively, while otherwise fully reserving its rights under the Agreement, and that this arrangement shall remain in place until the earlier to occur of the date (i) the parties reach written agreement otherwise, (ii) that Crestline is no longer an Affiliate of CL Life and Annuity Insurance Company and (iii) on which Crestline no longer has the right to elect or appoint a member to the Board of Directors of the Company and a person to attend meetings of the Company Board as an Observer.

Unless otherwise specified herein, all capitalized terms are deemed to be used as defined in the Agreement.

We appreciate your cooperation in this matter.

Sincerely,

Midwest Holding Inc.

By:	/s/ Georgette Nicholas
	Name:	Georgette Nicholas
	Title:	Chief Executive Officer

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the undersigned hereby acknowledges that, effective immediately and with regard to the Company Board and the ALSC Board as well as their respective committees, Doug Bratton will resign as the Crestline Designated Director and John Cochran will resign as Observer, with full reservation of rights otherwise under the Agreement:

Crestline Assurance Holdings LLC

By:	/s/ John Cochran
Name:	John Cochran
Title:	Vice President